Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710

Contact:
Dynavax Technologies Corporation
Jane M. Green, PhD
Corporate Communications
Phone (510) 665-4630
Email: jgreen@dvax.com
DYNAVAX APPOINTS PEGGY V. PHILLIPS TO BOARD OF DIRECTORS
Former Chairman Dan Janney Retires from Board of Directors
BERKELEY, Calif. — August 16, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today announced the appointment of Peggy V. Phillips to Dynavax’s Board of Directors as a Class III director to serve until the annual meeting of stockholders through 2009. Ms. Phillips has also been appointed to serve on the Audit Committee of the Board. Ms. Phillips is an experienced and respected biotechnology leader, and a former member of the board of directors and executive vice president and chief operating officer of Immunex Corporation. Under her direction, Immunex developed, registered and launched Enbrel®. Enbrel became a leading product for the treatment of immune system disorders.
Dynavax also announced that Daniel Janney, who served as chairman of the board from 1996 through February of 2006, is retiring from the Board. Mr. Janney is a managing director of Alta Partners.
“Peggy’s broad experience in pharmaceutical product development, sales and marketing as well as overall company operations will be of significant value to Dynavax as we work to advance our lead clinical programs through development and toward commercialization,” said Dino Dina, MD, president and chief executive officer. “She joins our Board at an exciting time in the company’s maturation.”
“I would like to express my appreciation to Dan Janney for his excellent leadership and guidance during Dynavax’s evolution from start-up to integrated, product-focused company, with an industry-leading position in the TLR-9 agonist space,” continued Dr. Dina. “Dan’s chairmanship provided a strong foundation for Dynavax’s growth and development. The Dynavax Board of Directors and management team join me in thanking Dan for his many contributions over the past ten years.”

Ms. Phillips currently serves on the boards of directors of Portola Pharmaceuticals and the United States Naval Academy Foundation. From 1996 until 2002, she served on the board of directors of Immunex Corporation and from 1999 she served as the Chief Operating Officer until the company was acquired by Amgen in 2002. During her long and distinguished career at Immunex, she held positions of increasing responsibility in research, development, manufacturing, sales and marketing. As senior vice president for pharmaceutical development and general manager for Enbrel, she was responsible for clinical development and regulatory affairs as well as the launch, sales and marketing of the product. Prior to joining Immunex, Ms. Phillips worked at Miles Laboratories. Ms. Phillips holds a BS and a MS in microbiology from the University of Idaho.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR-9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV, a hepatitis B vaccine that is currently in a Phase 3 clinical trial; SUPERVAX, a hepatitis B vaccine; a cancer therapy currently in a Phase 2 clinical trial and anticipated to enter clinical trials in solid tumors; an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial; and preclinical programs in hepatitis B therapy and hepatitis C therapy.
Dynavax cautions you that this press release contains forward-looking statements, including without limitation the potential for continued development of existing clinical programs. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its current and anticipated clinical trials; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are made as of the date hereof and Dynavax undertakes no obligation to revise or update information provided in this press release.
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